First Quarter 2003 Performance Report	Page 1

First Security Group, Inc.	Contact: William L. (Chip) Lusk, Jr.
May 15, 2003	Secretary, CFO & EVP
(423) 308-2070

The first three months of 2003, First Security Group (FSG) earned $336 thousand versus $806 thousand for the same period in 2002. The following table summarizes components of income and expense for the past five quarters.

	First Quarter 2002	Second Quarter 2002	Third Quarter 2002	Fourth Quarter 2002	First Quarter 2003
	(in thousands, except per share data)

Interest income	$5,787	$6,024	$6,753	$7,057	$6,795
Interest expense	2,052	1,970	2,184	2,211	2,072

Net interest income	3,735	4,054	4,569	4,846	4,723
Provision for loan losses	110	139	561	1,138	752

Net interest income after
provision for loan losses	3,625	3,915	4,008	3,708	3,971
Noninterest income	847	903	908	1,161	1,120
Noninterest expense	3,169	3,565	3,832	4,349	4,604

Income before income
tax provision	1,303	1,253	1,084	520	487
Income tax provision	497	474	441	146	151

Net income	$806	$779	$643	$374	$336

Net income per share
basic	$0.16	$0.13	$0.09	$0.04	$0.04
diluted	$0.16	$0.13	$0.08	$0.04	$0.04

Shares outstanding
basic	5,010	5,975	7,549	7,579	7,599
diluted	5,092	6,057	7,631	7,660	7,679

The following graph depicts FSG’s growth in loans, deposits, and assets from inception to date.

First Quarter 2003 Performance Report	Page 2

The following table shows the average balance sheets for the first three months of 2002 and 2003, as well as related interest income, interest expense, yields earned on assets and rates paid on liabilities.

Average Consolidated Balance Sheets and Net Interest Analysis
For the Quarters Ended March 31
Fully tax-equivalent basis
(all dollar amounts in thousands)
	2002			2003

	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate

Assets
Earning assets:
Loans, net of unearned income	$291,271	$5,329	7.42%	$354,889	$6,175	7.06%
Investment securities	37,955	446	4.77%	56,525	584	4.19%
Other earning assets	3,347	12	1.45%	36,713	118	1.30%

Total earning assets	332,573	5,787	7.06%	448,127	6,877	6.22%
Allowance for loan losses	(3,882)			(5,401)
Intangible asset	6,192			8,510
Cash & due from	11,094			13,546
Premises & equipment	9,823			13,603
Other assets	3,271			4,451

TOTAL ASSETS	$359,071			$482,836

Liabilities and Shareholders' Equity

Interest bearing liabilities:
NOW accounts	$23,273	49	0.85%	$27,573	32	0.47%
Money market accounts	54,745	290	2.15%	81,640	342	1.70%
Savings deposits	9,358	30	1.30%	18,170	41	0.92%
Time deposits < $100	96,404	909	3.82%	122,952	916	3.02%
Time deposits > $100	63,433	644	4.12%	78,391	639	3.31%
Federal funds purchased	5,517	26	1.91%	-	-	-
Repurchase agreements	10,445	45	1.75%	12,348	34	1.12%
Other borrowings	5,184	58	4.54%	6,167	68	4.47%

Total interest bearing liabilities	268,359	2,051	3.10%	347,241	2,072	2.42%

Net interest spread		$3,736	3.96%		$4,805	3.80%

Noninterest bearing demand deposits	47,880			64,478
Accrued expenses and other liabilities	2,772			2,457
Shareholders' equity	39,748			68,028
Other comprehensive income	312			632

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$359,071			$482,836

Impact of non-interest bearing
sources and other changes in
balance sheet composition			0.60%			0.55%

Net interest margin/yield on earning assets			4.56%			4.35%